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                                                                   EXHIBIT 10.18


                              MANAGEMENT AGREEMENT

         This Management Agreement ("Agreement") is made and entered into this 1st day of August, 1996, by and between SWEDISH COVENANT MANAGED CARE ALLIANCE, INC., a physician hospital organization (the "Company") organized under the laws of the State of Illinois, and North American Medical Management - Illinois, Inc., a corporation organized under the laws of the State of Illinois ("NAMM"). This Agreement shall take effect as of September 1, 1996 ("Effective Date").

                                   WITNESSETH:

         WHEREAS, the Company is affiliated with a hospital member ("Hospital") of the Northwestern Healthcare Network ("NHN");

         WHEREAS, NHN and NAMM entered into a certain Master Agreement (the "Master Agreement"), whereby those parties agreed to certain issues with respect to the control and operations of the Company, the terms of which Master Agreement set forth the governance and terms of this Agreement as provided below;

         WHEREAS, NAMM operates in the State of Illinois to provide management services to physicians and hospitals participating in Medicare-risk management and other types of services which may be agreed to from time to time, and to arrange for the provision of efficient and effective health care services;

         WHEREAS, the Company requires certain staffing and management expertise to provide it with administrative services;

         WHEREAS, NAMM is an organization with personnel who have expertise in managed care contracting, with particular expertise in the area of Medicare-risk management and related claims processing, financial, business and medical services management and administration; and

         WHEREAS, the Company desires to retain NAMM, and NAMM desires to be retained by the Company, all on terms and provisions mutually desirable to the respective parties and for compensation to be paid by the Company to NAMM, on such terms, provisions and compensation arrangements as are described in this Agreement.

         NOW, THEREFORE, in consideration of the mutual agreements, covenants and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows.


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                                   ARTICLE I

                 RELATIONSHIP OF THE PARTIES; MASTER AGREEMENT

1.01     RELATIONSHIP OF THE PARTIES

         Except as otherwise provided in this Agreement, neither this Agreement nor any of its provisions shall be construed to create any partnership, joint venture, principal/agent or employer/employee relationship between the Company and NAMM, or to in any way make one party responsible for the debts, liabilities or any other legal obligations of the other party. It is expressly understood and agreed by the parties that the Company and NAMM shall at all times be acting as entities independently contracting with each other for the performance of services described in this Agreement. Neither party shall have the power to bind or obligate the other party except as set forth in this Agreement. Unless the Parties otherwise agree, this Agreement and all references to the Company in this Agreement are limited to services provided by NAMM solely with respect to Risk Contracts and related services rather than all services and contracts entered into by the Company. The Company does not report to NAMM and retains its separate autonomy and direct reporting relationship to Swedish Covenant Managed Care Alliance, Inc. and its affiliates and the other owners of the Company.

1.02     MASTER AGREEMENT

                  The terms of the Master Agreement are Incorporated into this Agreement by reference and all of the terms of this Agreement are subject to and must comply with the applicable terms of the Master Agreement. If there is any Inconsistency between the two agreements, unless otherwise specifically provided, the provisions of this Agreement shall be construed in a manner which is not Inconsistent with the Master Agreement.

                  As an overview, the Master Agreement describes the contractual relationships which may exist between NHN and NAMM regarding the relationships between NAMM and NHN-affiliated general Hospitals and/or affiliated Physician Organizations and Physician Hospital Organizations ("PHOs") for the purpose of Medicare risk contracting. The Master Agreement describes two alternative models pursuant to which Hospitals, affiliated Physician Organizations and/or PHOs may affiliate with NAMM. The first alternative Includes the development of joint ventures (i.e. the Management Companies) in which NAMM and the Hospitals, affiliated Physician Organizations and/or PHOs act as investors (the "Equity Model"). It is understood that this option is still available to the Company or its affiliated hospital and PHO in the event that its affiliated Physician Organization declines or, for whatever reason, is unable to participate. The second alternative describes a relationship in which NAMM agrees to provide management and


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         administrative services for risk contracts to (ii) Management Companies owned by the Hospitals, their affiliated Physician Organizations and/or PHOs, or (ii) a Hospital division if the Parties agree to proceed in that manner, in each case with NAMM having no ownership interest in the Company ("Management Contract Model"). Every Hospital, its affiliated Physician Organizations and/or PHOs has the opportunity to participate in either the Equity Model or Management Contract Model (or other participation model agreed upon by the Parties hereto and thereto) with NAMM. The provisions of the Master Agreement which relate to the Equity Model as defined therein shall not apply to the terms of this Agreement, except as to when they require a termination of this Agreement or as specifically set forth herein.

         Capitalized terms used in this Agreement which are not defined herein but are defined in the Master Agreement, shall have the meanings ascribed to them in the Master Agreement.


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                                   ARTICLE II

                   REPRESENTATIONS, WARRANTIES AND AGREEMENTS

2.01     NAHM REPRESENTATIONS, WARRANTIES AND AGREEMENTS

         As a material inducement for Company to enter into this Agreement, NAMM hereby represents, warrants and agrees as follows:

         (A) NAMM has the legal power, right and authority to consummate the transactions contemplated hereby.

         (B) NAMM has been duly formed and is validly existing under the laws of Illinois and has made all filings with governmental authorities required by such laws.

         (C) NAMM is a wholly owned subsidiary of North American Medical Management, Inc. ("NAMM Parent") a Tennessee corporation that is the parent of a number of comparable corporate subsidiaries operating in seven states. NAMM Parent is a wholly owned subsidiary of PhyCor, Inc., a Tennessee corporation that is publicly traded on the Nasdaq stock exchange. At the end of calendar year 1995, PhyCor, Inc. operated 33 multispecialty clinics with approximately 2100 physicians and had annual revenues in excess of $441,000,000.

         (D) This Agreement, the Master Agreement and all other documents and instruments which have been executed and delivered pursuant to this Agreement, or, if not yet executed or delivered will when so executed and delivered, constitute valid and binding obligations of NAMM enforceable in accordance with their respective terms, subject to the provisions of all laws relating to bankruptcy and insolvency and other laws relating to creditors' rights generally. Neither the execution and delivery of this Agreement, nor the Master Agreement, nor the incurrence of the obligations herein set forth, nor the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement or the Master Agreement will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under any, bond, note or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, agreement, lease or other agreement or instrument to which NAMM or NAMM Parent is a party.


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         (E)      NAMM has disclosed to NHN a true and accurate depiction of its financial position as of the fiscal year ended December 31, 1995, and NAMM's financial position to date has not materially changed from that reflected in such December 31, 1995 financial statements.

         (F) NAMM and NAMM Parent have complied with all laws, ordinance and regulations applicable to it Including the filing of all required tax returns or other tax notices.

         (G) There is no suit, action or other proceeding pending against NAMM, NAMM Parent or any NAMM Affiliate (a NAMM Affiliate is any party controlled by NAMM, under common control with NAMM or in a joint venture with NAMM or other similar contractual relationship), of such a magnitude or character as to put NAMM at risk of being unable to meet fully and in good faith the obligations imposed on NAMM by this Agreement.

         (H) To the best of the knowledge of NAMM, none of the information contained in the representations and warranties of NAMM set forth in this Agreement or in any of the certificates, exhibits and schedules, lists, documents or other instruments delivered or to be delivered to NHN pursuant to this Agreement or the Master Agreement contain any untrue statement of a material fact or omit to state a material fact regarding the operation of NAMM which would make the statements contained herein or therein misleading


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                                  ARTICLE III

                              OBLIGATIONS OF NAMM

3.01     AUTHORITY OF NAMM

         The Company authorizes NAMM to manage the affairs and provide administration services to the Company for the Company's Medicare HMO (Risk Contracts) - and such other business as the Company shall specifically authorize in writing for NAMM to perform for it ("Business"), as set forth in this Agreement, and as approved as set forth in the Master Agreement. NAMM shall be authorized, without further approval of the Company, to commit funds of the Company to perform the services and to staff the Company as described hereunder, and to contract for services for the Company, provided all such actions are within the operating budgets previously approved by the Company's Board of Directors and provided further that NAMM shall require in its agreements with any third parties who may perform services on behalf of NAMM that such contractors perform their duties in accordance with this Agreement. The Company shall cooperate with and shall use its best efforts to cause its employees, agents and independent contractors to cooperate with personnel provided by NAMM hereunder so that NAMM may perform its duties under this Agreement. NAMM shall manage and administer the Business of the Company in accordance with the terms and conditions of this Agreement.

         Without limiting the need for NAMM to obtain prior approval of the Company for other matters, NAMM will not take the following actions on behalf of the Company, without the approval of the Company:

         (A) endorse any note, or act as an accommodation party, or otherwise become surety with respect to any amount;

         (B) borrow or lend money, or make, deliver or accept any commercial paper or execute any mortgage, bond, or lease, purchase or contract to purchase any property, or sell or contract to sell any property or assets of the Company;

         (C) enter into any agreement as a result of which any person shall obtain an interest in the Company;

         (D) assign, transfer, pledge, compromise or release any of the Company's claims or debts, except upon payment in full of such claim or debt, or arbitrate or consent to the arbitration of any of the Company's debts or claims;

         (E)      change the nature of the Company's Business;


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         (F)      distribute surplus amounts other than as agreed upon with the
                  Company;

         (G) either individually or in the aggregate, make any expenditure, allocate any expense or enter into a contract or agreement for an amount in excess of five thousand dollars ($5,000), which is not included in the operating or capital budget.

         (H) enter into any agreement or transaction on behalf of the Company with NAMM or a NAMM Affiliate;

         (I) do any other act that would make it impossible to carry on the ordinary business of the Company; or

         (J) enter into any agreement involving the sale, lease, assignment or use of any real estate, property or other assets owned, operated, leased, managed by or otherwise related to the Company or any of its affiliates.

3.02     MANAGEMENT SERVICES

         NAMM will work in close cooperation with Company staff to provide those management services specified in Exhibit A of this Agreement. In addition, NAMM will perform the following services:

         A. CONTRACT NEGOTIATIONS. NAMM will provide its expertise and contacts in the managed care industry to facilitate negotiation of Risk Contracts for the Company. As provided in the Master Agreement, where permitted to do so by state or federal regulations, contracts will be negotiated by NAMM for NHN directly with the HMOs on behalf of the applicable affiliated Physician Organization, PHO and/or Hospital, with subcontracts to be provided from NHN to the Company to manage the Physician Organization, PHO and Hospital only with respect to the Medicare-risk products as described hereunder. NHN will not charge any additional cost, fee or margin to the Company, its Physician Organization, PHO or Hospital for contracting with any HMOs or related payers. Where NAMM and NHN jointly determine that they are required to do so by state or federal regulations, NAMM will arrange for contracts to be negotiated directly between an HMO and the applicable Hospital, and affiliated Physician Organization and PHO, with appropriate management and risk sharing agreements as necessary to provide for the agreed distribution of surplus funds and to implement the terms of the Master Agreement. The final contracts between the HMOs and NHN will be subject to approval by the Company as and to the extent the contracts relate to the services to be provided by or through the Company. NAMM believes it is crucial to obtain the Company's ongoing input during the process of negotiating contracts with the HMO. This is


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                  especially true since the Company must agree with the final
                  HMO contract (as described above) before it is adopted by NHN. Therefore, a representative of the Company will be Included in meetings to develop the strategy for NAMM's negotiations with the HMOs. NAMM shall keep the Company informed of the discussions at, and results of, its meetings with the HMOs and physicians.

         B. FINANCIAL SERVICES. NAMM will assist the Company to manage the funds paid under the Risk Contract and ensure that any surplus funds are distributed in accordance with the agreements between the Company and providers with which it contracts. As more particularly described in Exhibit A, NAMM will provide financial services to Company, Including the management of bank accounts and the distribution of funds to affiliated Physician Organizations, PHOs and Hospitals managed by the Company. NAMM will arrange for audited financial statements of the Company to be prepared in accordance with generally accepted accounting principles and consistent with Exhibit A.01(J). NAMM will also prepare operating and capital budgets for the Company in a timely fashion, to be shared with NHN. NAMM will determine the reasonable working capital requirements of the Company. NAMM will be bonded and present evidence of same to NHN and the Company in an amount agreed to by the parties, as reasonably necessary to protect Company funds.

         C. PHYSICIAN SERVICE MANAGEMENT. As more particularly described in Exhibit A, NAMM, through the auspices of the Company, will manage one or more affiliated Physician Organizations and PHOs regarding its provision of health care services under the Risk Contract. As part of its duties for Risk Contracts, NAMM will negotiate and manage agreements with affiliated Physician Organizations and PHOs, which may include fee-for-service and capitation agreements. When deemed reasonably appropriate by NAMM, NAMM will also employ a Medical Advisor who will work in close consultation with and through the medical director of any affiliated Physician Organization and PHO in order to manage the Risk Contract project or any other line of business for which NAMM has been retained by the Company. The costs of employing such Medical Advisor will be allocated, based upon an appropriate measure of the use of such services, to all Risk Contract arrangements managed by NAMM of Illinois.

         D. SPECIFIC SERVICES FOR RISK CONTRACTS. As more particularly described in Exhibit A, NAMM will provide the following services to the Company with respect to Risk Contracts. Performance of these services will be in compliance with parameters outlined in the HMO agreements between any HMO and NHN (or, in the limited cases described above, between an HMO and the applicable affiliated Physician Organization, PHO and/or Hospital). The Parties agree that certain services are "core" services which will in all cases be provided by NAMM (Including those set


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                  forth in paragraphs (i), (ii), (iii), (iv), (v), (vi), (vii),
                  (viii) and (ix) below). NAMM will also look to existing affiliated Physician Organization and PHO standards when providing any of the services listed below and will try, to the extent reasonably possible, to coordinate standards it implements or recommends with such existing affiliated Physician Organization or PHO standards. In addition, any such significant changes and/or additional standards will be communicated to the Physician Organization, PHO and Company prior to being implemented by NAMM.

                  (i) Prepare and adopt initial benchmark utilization review and quality management procedures.

                  (ii)     Perform claims processing for providers.

                  (iii)    Perform provider contracting services.

                  (iv) Perform utilization management and quality assurance services, which will Include utilization authorization, concurrent review, case management, and discharge planning, and establish credentialing criteria and grievance procedures.

                  (v)      Perform member services relating to claims matters.

                  (vi) Establish and maintain financial management for the affiliated Physician Organization, PHO and Hospitals, Including risk-sharing administration only with respect to the Medicare-risk contracts and program.

                  (vii) Administer provider education programs as reasonably necessary.

                  (viii) Prepare quarterly individual and aggregate physician profiling reports comparing physician performances to adopted utilization review standards.

                  (ix) Recommend and administer quality outcome standards and accompanying reports comparing physician performance to standards required by the applicable HMOs.

         E. PROVIDING PHYSICIANS. NAMM will use its best efforts to encourage physicians, Including a sufficient number of primary care physicians, to form and participate in affiliated Physician Organizations, PHOs where payments on a capitated basis will be accepted by primary care physicians and in which a sufficient number of primary care physicians are willing and able to provide leadership to the affiliated Physician Organization and PHO.


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         F.       PRICING AND SERVICE COVERAGE ISSUES. NAMM will assist the
                  Company, and provide the Company with guidance, in negotiating which services should be provided by the Hospital and which should be provided by the physicians, as they relate to payments for such services out of the Hospital and Physician Organization service fund account, as well as which prices the Company's providers will charge. NAMM will provide a suggested allocation of services and suggested prices based on actuarially determined market basket pricing figures for the Hospital and physicians providing medical services under the Risk Contracts.

         G. AGREEMENT TO SUBCONTRACT. NAMM agrees to subcontract with Swedish Covenant or Managed Health Care Associates (MHCA) for services referred in paragraph A, B, C, D, E, F if Swedish Covenant and MHCA can provide these services at least as effectively as NAMM and more efficiently. NAMM will have authority to set operating policies and procedures and supervise the personnel directly involved for any subcontracted service. To the extent performance levels are materially below other Chicago area NAMM sites for any ninety
                  (90) day period, NAMM and subcontractor will develop a corrective action plan. If after another ninety (90) day period performance levels have not improved, the subcontract will be terminated. NAMM will not be penalized under the performance requirements for substandard performance of subcontractors.

3.03     REPORTING

         NAMM shall provide to the Company the reports and compilations described in Exhibit A which, together with any other reports referred to in this Agreement, the parties believe are all of the reports necessary for the management and administration of the Business. NAMM shall provide additional extraordinary reports and compilations upon request by the Company, which are reasonably necessary for management and administration of the Business of the Company, consistent with the Company's then current goals, objectives, financial condition and business plan.


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3.04     NAMM STAFFING

         NAMM will, through its own employees in the Chicago area and elsewhere, provide management of all aspects of the Risk Contract business associated with the Company in exchange for its participation in the Company's profits as described in Article V of this Agreement. NAMM will interview and select a Senior Management Team, subject to NHN approval. Where such expertise is not provided by full-time personnel of NAMM in the Chicago area, the expertise of other NAMM personnel or consultants may be obtained on an hourly or shared (with other NHN-related management companies) expenses basis when, in NAMM's opinion, it is appropriate and financially efficient to do so, provided that such expense is identified and approved in the Company budget as an additional expense or if not, that the budget is amended and approved in advance by the Company.

         NAMM shall make available a sufficient number of its (or its Affiliates') employees to fulfill its duties under this Agreement, as identified in the budget, as such number is determined by NAMM, subject to approval by the Company, and shall revise the budget to change the number of employees as warranted by changes in the operations of the Company. Such personnel shall be drawn from such locations as deemed appropriate at the sole discretion of NAMM. NAMM shall be solely responsible for performing job evaluations for all personnel hired by NAMM (or its Affiliate) to carry out the terms of this Agreement, provided that the Company retains the right to evaluate NAMM's overall performance. NAMM shall also have in its sole discretion the authority to hire and fire all NAMM (or its Affiliates') employees; except that NAMM agrees to allow Swedish Covenant Managed Care Alliance's (SCMCA) management committee to interview NAMM's designated SCMCA administrative director, and to raise any reasonable concerns regarding the ability to operate within SCMCA structure.

3.05     ANNUAL OPERATING BUDGET

         NAMM shall develop and present to the Board of the Company annual operating and capital budgets for the Company on a calendar year basis or as agreed to. Upon approval of the annual budgets by the Company's Board, NAMM shall operate within such budgets in providing its management services to the Company.

3.06     RETENTION OF MEDICAL ADVISOR

         NAMM shall, in consultation with the Company, be responsible for the selection, development of performance standards for and appraisal of a Medical Advisor who will help manage the Risk Contracts and work in close consultation with and through the medical director of any affiliated Physician Organization or PHO.


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3.07     KEY CONTACT

         One of NAMM's (or its Affiliates') employees shall serve as the key contact for the Company. The key contact will be the president of NAMM, who will be principally responsible for managing NAMM's duties under this Agreement and will be a member of the Senior Management Team of the Company, approved as described in Section 3.04 of this Agreement. Unless this individual shall die or become disabled and be unable to perform such duties under this Agreement, NAMM shall not be permitted, without the Company's consent, to replace this named individual as the key contact. In the event of any such replacement, the Company and NHN shall have the right to approve the individual selected by NAMM to replace the key contact person, as a member of the Senior Management Team and as the key contact under this Section, provided such approval shall not be unreasonably withheld.

3.08     OWNERSHIP OF AND ACCESS TO RECORDS

         All records relating to the Company's operations and Business (Including, but not limited to, all books of account and general administrative records, and all of the following, to the extent such are non-proprietary to NAMM and relate solely to (or were purchased solely for) the Company's operations: software programs, MIS data, utilization management policies, credentialing guidelines, case management, quality assurance information and all other related documents and policies), shall be and remain the property of the Company, except as the parties may otherwise agree in writing. All such information, data and records may be used by NAMM to perform the services hereunder. All property of this nature which was the proprietary property of the Hospital or affiliated Physician Organization or PHO which the Company or NAMM was allowed to utilize in its management of the Company or the risk business shall remain the proprietary property of the Hospital or the affiliated Physician Organization or PHO, as the case may be. The Parties understand that the Company will contract with a variety of health care providers and that certain financial and medical record information from these individual provider entities will be kept confidential and may not be shared with the owners of the Company.

         All records relating to NAMM's operations (Including, but not limited to, the following, to the extent such are non-proprietary to the Company and relate solely to (or were purchased solely for) NAMM's operations: software programs, MIS data, utilization management policies, credentialing guidelines, case management, quality assurance information and all other related documents and policies), shall be and remain the property of NAMM, except as the parties may otherwise agree in writing. All such information, data and records may be used by the Company with respect to the services hereunder. All property of this nature which was the proprietary property of NAMM or which the Company or an affiliated


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         Physician Organization or hospital was allowed to utilize in the
         Hospital's risk Business shall remain the proprietary property of NAMM.

         NAMM will assure appropriate, convenient, and unlimited access to all records of the Company to NHN except where such access might be limited by patient medical record confidentiality requirements under law.

3.09     DISCLOSURE OF INFORMATION

         NAMM agrees to make available information contained in the records of the Company to parties to whom the Company has authorized such disclosure, including NHN. NAMM agrees to protect the confidentiality of such records and will only disclose confidential data upon written consent of the affected parties or when subpoenaed or otherwise required by law or compelled by legal process. NAMM agrees to disclose to the Company any subpoena or other legal request for documents prior to the disclosure of such documents in order to permit the Company to intervene or file appropriate legal documents contesting their disclosure. These obligations shall survive the termination of this Agreement.

3.10     MEDICAL CONFIDENTIALITY

         NAMM agrees to comply with applicable federal, state and local laws for handling confidential medical information and shall take all appropriate and reasonable action in developing technological and contractual methods of maintaining confidentiality for any medical or other confidential information converted to electronic data.

3.11     PERFORMANCE STANDARDS AND GOALS

         In performing its obligations under this Agreement, NAMM shall act at all times in a professional manner, devoting its efforts in good faith and with reasonable diligence to the performance of this Agreement. NAMM shall provide services in conformity with all applicable standards set forth in the HMO contract pursuant to which Medical services are being provided by the Company. For contracts other than Medicare, NAMM agrees to set performance and utilization targets consistent with the market and to obtain SCMCA Board approval before contracts are initiated.

         NAMM's overall performance hereunder will be evaluated by reference to goals the Parties have established including the following (provided that unless otherwise agreed to by the Parties, the amount of NAMM's compensation provided for in Article V above is not dependent on meeting such goals but may lead to termination for Cause under Section
         7.02. The Company understands and accepts that NAMM's ability to comply with these standards is based, at least in part, on its willingness to accept and implement NAMM's recommendations made pursuant to this Agreement):


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1.       NAMM's success in realizing a decrease in the Hospital's Medicare utilization rate to 1,200 acute inpatient days per 1,000 population by the end of the third year of the Company's operations contingent on the Company's agreement to retain directly or through NAMM an in-patient manager whose duties shall be defined by the Parties. Any decrease must only be accomplished while maintaining the quality of care.

2. Growth in member enrollment utilizing the services of the affiliated Physician Organization (MHCA) or PHO providers. For example, the Parties have as a goal reaching 1,500 enrolled Medicare recipients by the end of 1998. Parties will evaluate and adjust the goal in light of the market willingness to offer Medicare full risk contracts.

3. NAMM's ability to negotiate and obtain for the Company a portion or an Increased portion of all health insurance premiums, Including those that may be charged to the Medicare enrollees by the HMO, as evidence by the HMO retaining less than 15% for administrative services and profit with the understanding that this retention may be negotiated at a higher rate should the HMO assume additional risks for healthcare services.



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                                   ARTICLE IV

                           OBLIGATIONS OF THE COMPANY

4.01     AUTHORITY OF THE COMPANY

         The Board of Directors of the Company ("Board") shall be the governing body of the Company and shall at all times exercise ultimate control over the financial assets, operations and Business of the Company and shall have the right under this Agreement to direct NAMM on how to expend any funds or assets of the Company. The responsibilities of the Company Include, but are not limited to, managing and administering the Company's operations not delegated to NAMM hereunder and accepting or rejecting recommendations by NAMM therefore. The Company shall continue to exercise general responsibility for the operation and affairs of the Company. NAMM shall administer the Company's adopted plans and criteria and perform the services identified in this Agreement and in Exhibit A, consistent with the directives and approvals of the Company.

4.02     OWNERSHIP OF ASSETS

         The Company will own all of its assets purchased specifically for the Company for purposes of operating the Medicare-risk undertaking, considering the limitations thereon set forth in Section 3.08 above. Upon termination of this Agreement as described in Article VII, Company shall retain title and ownership of all said assets.

4.03     THE COMPANY'S RESPONSIBILITIES

         HOSPITAL COOPERATION. The Board of the Company will use its best efforts to assure that the management personnel of the Hospital cooperate and give full support to the provisions of the Master Agreement and this Agreement.

         PROVIDING PHYSICIANS. The Board of the Company will use its best efforts to encourage physicians, Including a sufficient number of primary care physicians, to form and participate in affiliated Physician Organizations and PHOs where payments are accepted on a capitated basis by primary care physicians and in which a sufficient number of primary care physicians are willing and able to provide leadership to the Physician Organization and PHO.

         ANCILLARY SERVICES. NAMM shall arrange for the provision of ancillary and non-hospital services through entities affiliated with the Hospital, the Company or other similarly situated providers willing to contract. The Company shall cause the entities affiliated with the Company or Hospital to price those ancillary and other non-hospital services which they wish to provide through HMO contracts covered by the Master Agreement at prices which are competitive with those otherwise available to HMOs in the same or similarly situated community in the Chicago Metropolitan area at the time the Risk Contracts are executed. Unless otherwise agreed to by the parties, the Company shall cause the ancillary providers affiliated with a Hospital to provide such services at prices that are at least equal to the lowest prices that the affiliated entity offers, at the time the Medicare-risk contracts are executed, to any other payers (other than reimbursements received from Medicaid) in the community. To implement this pricing process, NAMM will actuarially determine a market-competitive price based on its assessment of the market and will discuss with the Company, Hospital and affiliated entity the basis for its recommendations and will obtain input from the Hospital; the Hospital affiliated entity will then have a right of first refusal to contract to provide such services at the price so established by NAMM.

         HOSPITAL SERVICES. The Company shall cause the Hospital to agree (unless otherwise agreed to between such Hospital and NAMM) to provide services through arrangements covered by the Master Agreement at prices that are at least equal to the lowest prices that they offer, at the time the applicable Risk Contracts are executed, to any other payers (other than reimbursements received from Medicaid) in the community, unless the lowest price offered by the Hospital is lower than the price which may be obtained under the risk contract, as actuarially determined by NAMM.

         DISTRIBUTION OF SURPLUS FUNDS. The distribution of surplus funds for affiliated Physician Organizations, PHOs and the Hospital shall be made as set forth in Exhibit B hereto. The Company, or at its instruction, NAMM shall be responsible for making the actual distribution of any such funds.

4.04     DEVELOPMENT FUNDS

         The Hospital, the Physician Organizations and/or PHOs affiliated with the Company will provide development funds to the Company. The owners of the Company, will contribute to the Company a maximum of $300,000, as described in the following schedule. At the discretion of the Company, this amount will be treated as equity in the Company or as an operating capital loan to the Company.

         The following is a schedule of the amounts to be required by the Company on the dates indicated:

                    Period of Time                           Maximum Amount
                   -----------------                         --------------

                   September 1, 1996                            $100,000
                   December 1, 1996                             $ 50,000
                   March 1, 1997                                $ 50,000
                   June 1, 1997                                 $ 50,000
                   September 1, 1997                            $ 50,000


4.05     THE COMPANY'S FINANCIAL RESPONSIBILITIES

         Deficits of the Company's operations and the two risk service fund accounts are dealt with as set forth in Exhibit B.

         The other financial responsibilities of the Company shall Include, but not be limited to, directly providing or paying the cost of providing the following:

         (A)      All payments to health care providers.

         (B)      Interest expense for monies borrowed by the Company.

         (C)      Repayment of principal for monies borrowed by the Company.

         (D) Attorney's fees and expenses Incurred by or on behalf of the Company, relating to litigation by or against the Company or otherwise directly relating to the Company's operations or Business.

         (E) Fees for accountants or consultants retained to audit the Company and/or prepare and submit tax forms for the Company.

         (F) A program of property, liability and other forms of insurance coverage, limits and carriers acceptable to NAMM.

         (G) All costs associated with investments or loans made by the Company.

         (H) Any dividends or distributions paid to shareholders of the Company.

         (I) Remuneration, if any, of the Company's officers and Board members.

         (J) Any other fees, costs, expenses or taxes paid by NAMM (in all cases in conformity with the budget approved by the Company) relating to the Business or operations of the Company.

4.06     BOARD COMMITTEE MEETINGS

         The Company Board shall schedule and hold regular, periodic meetings. NAMM shall provide reports, which it is required to provide by the terms of this Agreement, to the Board prior to such meetings. Representatives of NAMM may be invited to be present at such meetings and to be given prior notice of all regular and special meetings of the Board, provided that the Board shall have the right to request that NAMM be excluded from any meeting in which NAMM's performance will be discussed, or otherwise as determined by the Board. Representatives of NAMM shall also attend such Company committee meetings as NAMM and the Company agree are necessary for an NAMM representative to attend.

                                   ARTICLE V

                              COMPENSATION TO NAMM

5.01     BASIS FOR ACCOUNTING

         The accounting year for the Company shall be January 1 through December
         31. Revenue and expenses shall be determined on an accrual basis and be consistent with generally accepted accounting principles.

5.02     NAMM'S PARTICIPATION IN ANY COMPANY PROFITS

         NAMM shall be paid a management fee for its services hereunder ("Management Fee") in an amount equal to fifteen thirty-fifths (15/35) (per Exhibit C1, C2) of the Company's profit, if any, for each year of this Agreement. The Company's profit is calculated as follows:

         Revenue:

                  (i) the Company's share of the Physician Organization surplus, if any, plus

                  (ii) the "4.50%/$4.50 Expense Reimbursement" (as defined in Section 5.04 below) provided that if the 4.50%/$4.50 Expense Reimbursement exceeds the actual expenses incurred by the Company for the year, such
                           excess will not be considered revenue;       less

         Expenses:
                  all expenses of the Company, including services provided by the Company to NAMM (note that this is before payment of the Management Fee to NAMM and any bonus payments to the local management and employees of NAMM, as described below).

         NAMM's share and local management and employees' share shall be limited to the amounts shown on the following chart. The total that is credited to the Company is 35%. The allocation of the Company's Profits (i.e., the Hospital's Business Profit as therein defined) is described in this
         Section 5.02 of the Agreement

 PHYSICIAN ORGANIZATION                          NAMM'S SHARE                                LOCAL MANAGEMENT SHARE
      SURPLUS
------------------------            --------------------------------------           -------------------------------------

$0 to $1,000,000                    18% of Surplus plus                              6% of Surplus plus
$1,000,001 to $3,000,000            15% of Surplus over $1,000,000 plus              5% of Surplus over $1,000,000 plus
$3,000,001 to $6,000,000            11.25% of Surplus over $3,000,000 plus           3.75% of Surplus over $3,000,000 plus
$6,000,001 to $8,000,000            6% of Surplus over $6,000,000 plus               2% of Surplus over $6,000,000 plus
$8,000,001 to $10,000,000           3% of Surplus over $8,000,000 plus               1% of Surplus over $8,000,000 plus
$10,000,001 and greater             1.5% of Surplus over $10,000,000                 0.5% of Surplus over $10,000,000

NAMM will contribute to the Company 15/35 (per Exhibit E) of any operating deficits incurred by the Company. The previous sentence does not apply during the development phase of the Company's operations during which the capitalization funds contributed by the owner(s) of the Company are being utilized to fund Company deficits.

For example, if the 4.50%/$4.50 Expense Reimbursement for a year equaled $100,000 and the Physician Organization surplus for that year was $500,000 (and, as described in Exhibit B, 35% of that surplus was retained by the Company), then:

1. If the Company's actual expenses for the year were $100,000, (a) the revenue would be $175,000 (35% x $500,000) plus the $100,000
         4.5%/$4.50 Expense Reimbursement, and (b) the actual incurred expenses were $100,000, then the Company's profit would be $175,000, of which NAMM would receive $75,000 (15/35 x $175,000), local management and staff would receive $25,000 (5/35 x $175,000) and the owners of the Company would receive $75,000 (15/35 x $175,000).

2. If the Company's actual expenses for the year were $150,000, (a) the revenue would be $175,000 (35% x $500,000) plus the $100,000
         4.5%/$4.50 Expense Reimbursement, and (b) the actual incurred expenses were $150,000, then the Company's profit would be $125,000, of which NAMM would receive $53,571.50 (15/35 x $125,000), local management and staff would receive $17,857 (5/35 x $125,000) and the owners of the Company would receive $53,571.50 (15/35 x $125,000).

3. If the Company's actual expenses for the year were $50,000, (a) the revenue would be $175,000 (35% x $500,000) plus the $50,000 4.5%/$4.50
         Expense Reimbursement, and (b) the actual incurred expenses were $50,000, then the Company's profit would be $175,000, of which NAMM would receive $75,000 (15/35 x $175,000), local management and staff would receive $25,000 (5/35 x $175,000) and the owners of the Company would receive $75,000 (15/35 x $175,000). Under this third example, since the actual expenses incurred for the year were less than the 4.5%/$4.50 Expense Reimbursement, an adjustment may be made to future payments under the 4.5%/$4.50 Expense Reimbursement, as described in
         Section 5.04 below, to more closely reflect anticipated Company expenses for future years and to recoup the unused amount for the past year.

Attached to this Agreement as Exhibits C, D and E are charts which illustrate the flow of funds for surplus distribution, sample capitation payment distributions and responsibilities for deficits.

5.03     PAYMENT IN THE EVENT THE JOINT MARKET STRATEGY IS NOT AGREED UPON

         If this Agreement is terminated pursuant to Section 7.02(A) (i.e. failure to agree on the Joint Market Strategy within ninety days following the execution of the Master Agreement), NAMM shall be reimbursed its full out-of-pocket expenses and for the value of any consultation services provided to the Company directly related to the development of the Company, which amount is considered part of the development funds with which the Company was capitalized as described in Section 4.02 above.

5.04     PAYMENT OF EXPENSE REIMBURSEMENTS TO NAMM

         The Company shall allocate for NAMM as a management expense the "4.5%/$4.50 Expense Reimbursement". The "4.5%/$4.50 Expense Reimbursement" means a flat rate sum designed to offset basic fixed expenses of the Company and will be equal to 4.5% of the total revenues received for Medicare HMO enrollees and $4.50 per-member-per-month for any Commercial HMO Members, as those percentage and dollar amounts may be adjusted in the future, as described below in this paragraph. NAMM will provide the Company with reports, on at least a quarterly basis, to show the itemized actual expenses of the Company in comparison to the amount received for the 4.5%/$4.50 Expense Reimbursement. The Company and NAMM, in conjunction with the Hospital, affiliated Physician Organizations and/or PHO providing medical services under contracts with respect to the Company, will review this percentage and amount annually (with a view to reducing them if the actual experience in the prior year shows that the percentage and/or amount utilized resulted in a material excess amount of reimbursement under this provision) so that the per-member-per-month component of the management fee provides sufficient funds only to meet break even expenses for the Company. In order to avoid duplication of services among the Company, the Hospital and the affiliated Physician Organization or PHO, NAMM may utilize the services of the Hospital, Physician Organization and PHO to the extent requested provided the services meet the standards set forth by NAMM and the cost of such services to the Company is less than that charged by NAMM at its cost, as described above.

                                   ARTICLE VI

                                  EXCLUSIVITY

6.01     JOINT MARKET STRATEGY

         The Joint Market Strategy will set forth the mutual and individual goals of the Company, NAMM, NHN and the Hospitals, Physician Organizations and PHOs affiliated with the Company. From the Company's perspective, the purpose of the Agreement and the Joint Market Strategy is to obtain NAMM's best efforts to Increase the market share of the Company and its affiliated Hospital, Physician Organization and PHO. It is a further goal that the Company or its Hospital affiliate be designated the local hospital, for purposes of this Agreement and Master Agreement having the right of first refusal to serve as the local hospital or a venture party for opportunities outside of the defined service area within Cook County. The Joint Market Strategy will describe the Company Service Area by identifying (a) those hospitals within the area that are considered as competitors of the Hospital(s) and where management of a Physician Organization or PHO by NAMM would be considered harmful to the competitive interests of the Company or the Hospital affiliated Physician Organizations and/or PHOs, when it attempts to secure payer contracts, whether Medicare, Medicaid or commercial; (b) competitors to any affiliated Physician Organization or PHO located outside a NHN Hospital Service Area ("Physician Organizations' Service Area"); (c) specific geographic region, as defined by zip codes, as to the Company's primary and secondary service areas, for purposes of this Agreement; (d) describe goals and opportunities for NAMM that are outside of the Hospitals' Service Areas and Physician Organizations' Service Areas, or which are within those areas but not available to and are not competitive with NHN, the Hospitals or affiliated Physician Organizations or PHOs; (e) describing those lines of business which the Parties agree to pursue in each service area (Including establishing definitions or "Managed Care" and "Commercial Business") and establish the principal that NAMM will use its best efforts not to take actions which would adversely affect the Hospital's other lines of business not being performed by NAMM for the Company; and (f) for ventures outside of the primary service area, the types of models for participation from those described in the Master Agreement. Once agreed to, within ninety days after the execution of the Master Agreement by NHN, the Company and NAMM, the Joint Market Strategy shall be amended in the event there is a membership change (addition or withdrawal) in which hospitals are Hospitals, or a Physician Organization or PHO becomes or ceases being affiliated with NHN, or NAMM, NHN and the Company otherwise agree.

         NAMM and the Company understand that the Company may from time to time introduce NAMM to physicians and/or Physician Organizations who are not affiliated with or participating in the Company. If after these introductions and during the term of this Agreement such physicians and/or Physician Organizations shall have further contract with NAMM, NAMM shall keep the Company advised of such discussions, as appropriate. NAMM and the Company understand that NAMM may from time to time introduce the Company to physicians and/or Physician Organizations who are not affiliated with or participating in the Company. If after these introductions and during the term of this Agreement such physicians and/or Physician Organizations shall have further contract with the Company, the Company shall keep NAMM advised of such discussions, as appropriate.

6.02     COMPANY EXCLUSIVITY

         For the term of this Agreement, the Company, the Hospital affiliated with the Company and its affiliated hospital entities will use NAMM to manage their Risk Contracts unless otherwise agreed to by NAMM. For the term of this Agreement, the Company, the Hospital affiliated with the Company and its affiliated hospital entities will not joint venture with, or otherwise engage, any third party company (other than NAMM) for the management of their risk business unless otherwise agreed to by NAMM.

6.03     NAMM EXCLUSIVITY

         NAMM will not, during the term of this Agreement, provide any services within the Company service area, as identified in the Joint Market Strategy, without the approval of NHN and the Company. NAMM shall not, for a one year period following the termination of this Agreement by the Company for Cause, provide risk services (or any other services being provided to the Company at the time of the termination or within the six months prior thereto) to the Company, Hospitals, Physician Organizations or PHOs affiliated with the Company, related providers, or to any other hospital system or integrated delivery network identified as competitors in the Joint Market Strategy, or to any hospital within fifteen miles of the Hospital. Further, during the term of this Agreement, NAMM shall not pro-actively solicit any of the physicians or Physician Organizations who are affiliated with or participating in the Company of any non-Medicare-risk lines of business. Notwithstanding the previous sentence, Company hereby grants specific permission for NAMM to enter into a management services agreement with MHCA. These exclusivity provisions apply, after termination of this Agreement, only if this Agreement is terminated for cause.

6.04     NON-SOLICITATION

         During the term of this Agreement and for a one year period thereafter, NAMM will not solicit for employment or services any person employed by Company nor the Hospitals, Physician Organizations and PHOs affiliated with the Company. During the term of this Agreement and for a one year period thereafter, neither the Company nor the Hospitals, Physician Organizations and PHOs affiliated with the Company will solicit for employment or services any person employed by NAMM, provided, however, that if this Agreement is extended for a total term of in excess of 20 years, the restriction on hiring NAMM employees following termination of this Agreement will be deleted.

                                  ARTICLE VII

                              TERM AND TERMINATION

7.01     TERM

         The term of this Agreement shall be from the Effective Date for a term of seven years and shall automatically renew for one year terms thereafter unless (1) either party to this Agreement gives at least one year's prior written notice prior to the expiration of the term to the other that this Agreement will not be renewed, or (2) this Agreement is otherwise terminated as provided for herein. In no event shall this Agreement extend beyond the end of the original ten year term of the Master Agreement, unless otherwise agreed to by the Company, NAMM, NHN and the owners of the Company.

7.02     TERMINATION FOR CAUSE

         A party may terminate this Agreement by giving notice of termination to the other party, specifying the effective date of such termination, for the causes and within the time period set forth below:

         (A) Ninety (90) days following the execution of the Master Agreement, without notice, if the parties to this Agreement and NHN fail to agree on a formal written Joint Market Strategy (as defined in the Master Agreement);

         (B) Within thirty (30) days of the date the party receives notice of the Alternate Dispute Resolution ("ADR") decision if the Parties to this Agreement and the Master Agreement cannot agree as to the nature of an amendment to the Joint Market Strategy in the event there is a membership change (addition or withdrawal) in which hospitals are Hospitals (i.e., NHN Hospitals), or a Physician Organization or PHO becomes or ceases being affiliated with NHN, or otherwise, and the Alternative Dispute Resolution provided for in the Master Agreement does not provide a resolution to the issue by providing for the changes required to the Joint Market Strategy.

         (C) Thirty days following notice if such other party: (i) generally does not pay its debts as they become due or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors; (ii) commences any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or (iii) takes any corporate or other action to authorize or in contemplation of any of the actions set forth in this Section 7.02(C);

         (D) Thirty days following notice if any case, proceeding or other action against such other party hereunder is commenced seeking to have an order for relief entered against it as debtor or to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for or any substantial part of its property;

         (E) Except with respect to criminal conduct as to which there is no cure period, termination of this Agreement may occur under the following circumstances, provided the non breaching party provides thirty (30) days' written notice to the breaching party describing the breach, and at the end of such thirty
                  (30) day period the breaching party has not corrected the breach to the reasonable satisfaction of the non breaching party:

                  (i) Criminal conduct, violation of law or breach of fiduciary duty by a Party to this Agreement.

                  (ii) Material breach of a substantive provision of this Agreement by a party or failure of NAMM to meet the performance standards set forth in Section 3.11.

                  (iii) Continuing failure of NAMM to maintain adequate experienced staffing sufficient to provide appropriate oversight to the Company or failure of NAMM to manage the Company in an appropriate manner.

                  (iv) Continuing failure of a party to use its best efforts to enlist sufficient support of enough primary care physicians to provide adequate levels of physician services for Medicare-risk contracts entered into by the Company.

                  (v) Change in law as described in Article VIII, provided that the attempt to address such change, as also described in such section, is unsuccessful.

                  (vi) Breach of a representation or warranty as described in Article II.

         (F) Upon an assignment or change of ownership which is not authorized pursuant to Article VIII;

         (G) If Hospital at any time ceases being affiliated with NHN, this Agreement shall be terminated; or

         (H) Failure to achieve any two (2) of the (3) Performance Standards and Goals listed in Section 3.11 within a three (3) year period from the Effective Date of this Agreement.

         (I) Each period where an individual Physician Organization service fund account or a Hospital service fund account runs an annual deficit (which is above and beyond the budgeted losses to be covered by the initial capitalization of the Company of $300,000) for two (2) years in a row or three (3) years in any given five (5) year period during the term of this Agreement. SCMCA agrees to follow NAMM's reasonable recommendations regarding operating changes required by NAMM to meet these targets.

7.03     TERMINATION OF THE MASTER AGREEMENT

         Consistent with the terms and conditions of Section D of Article V of the Master Agreement, this Agreement shall terminate upon the effective date of the termination of the Master Agreement unless otherwise agreed to by the Company, NAMM, NHN and the owners of the Company.

7.04     TERMINATION BY MUTUAL AGREEMENT

         This Agreement may be terminated upon the mutual agreement of the Parties, which termination agreement shall specify all of the terms of such termination.

7.05     CONSEQUENCES OF TERMINATION

         (A) In the event of termination of this Agreement, the parties shall cooperate with one another to prevent a disruption of the Company's operations. The procedures to govern the conduct of the parties hereto after termination of this Agreement are as follows:

                  (1) NAMM shall conduct its affairs prior to the effective date of the termination of this Agreement in such a manner that it protects the interests of the Company and allows an orderly takeover of NAMM's duties.

                  (2)      On the effective date of the termination of this
                           Agreement: (1) NAMM shall return all property (Including, but not limited to, equipment, manuals and supplies) of the Company in a manner that is reasonably requested by the Company, that can be accommodated by NAMM using existing NAMM equipment and that will allow the Company to continue its operations, and (2) the Company shall return all property (Including, but not limited to, equipment, manuals, programs of NAMM and supplies) of NAMM in a manner that is reasonably requested by NAMM, that can be accommodated by Company using existing Company equipment and that will allow the Company to continue its operations. NAMM will consult with the Company after the date of termination with regard to the above mentioned materials.

                  (3) The provisions of Article V of this Agreement regarding Exclusivity shall continue to apply notwithstanding a termination of this Agreement.

                  (4) Within 180 days following the effective date of the termination of this Agreement, either party may review any records or documents of the other party relating to the Company and the services provided by NAMM hereunder, in order that an accounting may be conducted to settle all claims that each party hereto may have against the other party.

                  (5) Cooperate with Company or its designee in transitioning the claims processing, claims payment and surplus fund management or any other management activity which obligations shall survive the termination of this Agreement. Except as specified elsewhere in this Agreement or the Master Agreement or as required by law, NAMM shall have no obligations to the Company after the date of termination of this Agreement.

                  (6) In the event of termination of this Agreement, either party hereto shall be entitled to all remedies provided in this Agreement in addition to any other remedies that are available to it under law or equity, Including the remedies of specific performance, injunctions or any other measures that either party hereto shall be believe it necessary to take to protect its interests under this Agreement, Including but not limited to its rights to protect the exclusivity provisions hereof.

                                  ARTICLE VIII

                                 MISCELLANEOUS

8.01     ASSIGNMENT

         This Agreement shall not be assigned by either Party hereto without the prior written consent of the other Party provided, however, that the Company consents to NAMM assigning or subcontracting any of the services hereunder to a subsidiary of NAMM, or any of its subsidiaries or Affiliates, so long as such assignee or subcontractor agrees to be bound by the terms and conditions of this Agreement, NAMM agrees to continue to be bound by the terms of this Agreement and the conditions of the third paragraph of this Section 8.01 continue to be met.

         ORGANIZATIONAL CHANGE. It is recognized that the NAMM, NHN, the Company or its affiliated Hospitals, Physician Organizations and/or PHOs may undergo organizational changes during the term of this Agreement for good and valid reasons that are important to their future success. It is also recognized that the obligations and relationships established by the Master Agreement and this Agreement implement important strategies for the Parties and must, therefore, be protected from any harmful influence that might be caused by organizational evolution.

         NAMM. If NAMM or NAMM Parent is sold by PhyCor, Inc. to another company New Owner) or is spun off as a separate company ("Newco"), except as provided in the next sentence of this paragraph, the Company may terminate this Agreement with NAMM for Cause. However, without providing the Company with a right to terminate this Agreement with NAMM for Cause, a New Owner or Newco may result from an organizational change or may assign this Agreement to such New Owner or a Newco provided that: (a) New Owner or Newco is not a hospital network, payer, Physician Organization or other entity which could be considered as a competitor of NHN, the Company or its affiliated Hospitals, entities, Physician Organizations or PHOs, (b) NAMM shall continue to meet its obligations under the Master Agreement and this Agreement without a decrease in quality, responsiveness and effectiveness, (c) both Mr. Herbert Fritch and Dr. John Jordan have not left (other than for death or disability) their positions as senior officers in NAMM parent, and
         (d) Mr. Fritch continues to oversee the services provided by NAMM through his position as President and Chief Executive Officer of NAMM Parent.

         COMPANY. The Company may assign this Agreement to any new entity created through merger, acquisition, or other organizational change without the consent of NAMM unless such third party entity is a competitor of NAMM providing the same services to third parties that NAMM is providing to the Company. The Company shall be entitled to assign this Agreement to any subsidiary or affiliate corporation of the Company which is authorized to conduct business, and is duly formed as a for-profit or not-for-profit corporation in the State of Illinois.

         APPROVAL. If there is an assignment that is not approved as described herein, there shall be a termination of this Agreement as described above (unless the Parties agree otherwise), Notwithstanding the foregoing, the Parties agree that such approval will not be unreasonably withheld without good reason which shall be based on the anticipation of harm to the non-assigning Party. These reasons may Include, without limitation, consideration of the reputation of the party to which the agreement is proposed to be assigned, whether such party or a related party has sufficient experience in the area, whether such party or a related party is a competitor of NHN or of a Hospital or affiliated Physician Organization or PHO, or if such party's operations are otherwise Incompatible with those of the non-assigning Party.

8.02     BINDING ON SUCCESSORS AND PERMITTED ASSIGNS

         The terms, covenants, conditions, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto, and to their permitted successors and assignees.

8.03     NON-ASSUMPTION OF LIABILITIES AND INDEMNIFICATION

         The parties agree to indemnify each other as follows:

         (A) NAMM does not assume any of the obligations, liabilities or debts of the Company and shall not, by virtue of its performance hereunder, assume or become liable for any such obligations, liabilities or debts of the Company. The Company agrees to indemnify and hold NAMM harmless from and against any and all such obligations, liabilities and debts of the Company.

         (B) The Company does not assume any of the obligations, liabilities or debts of NAMM and shall not, by virtue of its performance hereunder, assume or become liable for any such obligations, liabilities or debts of NAMM. NAMM agrees to indemnify and hold the Company harmless from and against any and all such obligations, liabilities and debts of NAMM.

         (C) Company and NAMM are independent contractors. Except as otherwise provided in this Agreement, neither Company nor NAMM nor any of their respective agents or employees shall be liable for any act or omission of the other party; and each party shall remain responsible for or liable for its own acts or actions.

8.04     INSURANCE

         (A) Company shall purchase and maintain, at the sole cost and expense of Company, policies of comprehensive general liability insurance and such other insurance in such amounts as shall be agreed upon between the Company and NAMM as is necessary to ensure Company and its agents and employees, acting within the scope of their duties, against any claim or claims arising by reason of personal injuries or death occasioned directly or indirectly in connection with their performance of any services by the Company or by such agents or employees and in connection with any other coverage in effect for Company as the date of this Agreement. The Company shall provide NAMM with prior notification of any cancellation, termination, or material alteration of any such insurance policies. Prior to the expiration and/or cancellation of any such policy Company shall secure replacement of such insurance coverage upon the same terms and provisions and furnish NAMM with a certificate of insurance for such replacement insurance coverage. In the event any insurance required under this section is maintained and in claims-made form, subject to applicable provisions of law, the party required to maintain such insurance shall ensure the tail period for not less than two years after the expiration of the application policy.

         (B) NAMM shall purchase and maintain, at the sole cost and expense of NAMM, policies of insurance as provided for in the Master Agreement, in such amounts that shall be necessary to ensure NAMM and its agents and employees acting within the scope of their duties against any claim or claims arising by reason of personal injuries or death occasioned directly or indirectly in connection with the performance of any services by NAMM or by such agents or employees and in connection with any other coverage in effect for NAMM as of the date of this Agreement. NAMM shall provide Company with prior notification of any cancellation, termination or material alteration of any such insurance policies. Prior to the expiration and/or cancellation of any such policy, NAMM shall secure replacement of such insurance coverage upon the same terms and provisions and furnish Company with a certificate of insurance for such replacement insurance coverage. In the event any insurance required under this section is maintained and in claims-made form, subject to applicable provisions of law, the party required to maintain such insurance shall ensure the tail period for not less than two years after the expiration of the application policy. NAMM shall name the Company and the Hospital as an additional insured under such policies. NAMM will maintain these coverages (or such additional coverages as the Company and NAMM shall agree to) for the Company and, to the extent NAMM manages other Management Companies it will obtain additional coverage for those purposes.

8.05     LAWS, REGULATIONS, LICENSES

         (A) The parties agree that they shall at all times operate in a lawful manner in accordance with all requirements of applicable laws, rules and regulations. NAMM shall assist the Company, in accordance with the terms of this Agreement, in complying with all applicable federal, state, and local laws, rules, and regulations relating to the Company and shall use its best efforts to manage and provide administrative services to the Company so that it shall maintain any necessary licenses, permits, consents, and approvals from all governmental agencies that have jurisdiction over the operations of the Company. NAMM shall not be obligated to the Company for failure of the Company to comply with any such laws, rules, and regulations or for failure of the Company to maintain any such licenses, permits, consents, and approvals, if the failure of the Company to comply is not solely caused by any act or failure to act by NAMM or its employees, agents, representatives or contractors.

         (B) Neither party shall knowingly, purposely or negligently take any action that shall cause any government authority having jurisdiction over the operation of the Company or NAMM to institute any proceeding for the rescission or revocation of any necessary license, permit, consent or approval.

         (C) NAMM shall, with the written approval of the Company, have the right, but not the obligation, to contest by appropriate legal proceedings, diligently conducted in good faith in the name of the Company, the validity or application of any law, ordinance, rule, ruling, regulations, order or requirement of any government agency having jurisdiction over the operation of the Company. After having given its written approval, the Company shall cooperate with NAMM with regard to the contest, and the Company shall pay the reasonable attorneys' fees, costs or fines Incurred with regard to the contest.

8.06     RIGHTS CUMULATIVE

         No right or remedy herein conferred upon or reserved to either NAMM or the Company is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder, or now or hereafter legally existing upon the occurrence of any event of default hereunder.

8.07     Waiver

         The failure of either NAMM or the Company to insist at any time upon the strict observance or performance of any of the provisions of this Agreement or to exercise any right or remedy as provided in this Agreement shall not impair any such right or remedy or be construed as a waiver or relinquishment thereof. Every right and remedy given by this Agreement to the parties hereto may be exercised from time to time and as often as may be deemed expedient by the parties hereto, as the case may be.

8.08     CAPTIONS AND HEADINGS

         The captions and headings throughout this Agreement are for convenience and reference only, and the words contained therein shall in no way be held or deemed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of or to the scope or intent of this Agreement nor in any way affect this Agreement.

8.09     IMPOSSIBILITY OF PERFORMANCE

         Neither the Company nor NAMM shall be deemed to be in violation of this Agreement if prevented from performing any obligations hereunder for any reasons beyond its control Including, without limitation, acts of God or of any public enemy, flood, storm, strike, or action or inaction of any federal, state or local regulatory agency. Nothing in this
         Section 8.09 shall be construed to relieve NAMM or the Company, as the case may be, of its duty to provide the Company or NAMM, as the case may be, with notices it may receive of any action necessary for compliance with federal, state or local requirements.

8.10     NOTICE

         All notices, demands, and requests required hereunder shall be in writing and shall be deemed given when mailed, postage prepaid, via registered or certified mail or via overnight courier service, return receipt requested, to the following address, and/or to such other address or to such other person as may be designated by written notice given from time to time during the term of this Agreement by one party to the other:

         (A) to the Company at:     Swedish Covenant Managed Care Alliance, Inc.
                                    Attention: Chairman of the Board
                                    5145 North California Avenue
                                    Chicago, IL 60625

         (B) to NAMM at:            North American Medical Management -
                                      Illinois, Inc.
                                    Attention: President
                                    188 Industrial Drive - Suite 428
                                    Elmhurst, IL 60126

8.11     GOVERNING LAW

         This Agreement has been executed and delivered in the State of Illinois and all of the terms and provisions thereof and the rights and obligations of the parties hereto shall be interpreted and enforced in accordance with the laws thereof, without regard to the conflicts of laws sections thereof. Notwithstanding anything contained in this Agreement to the contrary, the parties agree to the exclusive jurisdiction of any local or state court located in Cook County, Illinois, or the United States District Court for the District of Illinois, and the parties waive any objection which it may have based on improper venue or forum non convenience to the conduct of any proceeding in such court; provided, further, nothing contained in this Agreement shall affect the right of the parties to serve legal process in any manner permitted by law.

8.12     INVALIDITY OF PROVISIONS

         The invalidity or unenforceability of any term or condition contained herein shall in no way affect the validity or enforceability of the remainder of this Agreement. Any such provision held or declared by a court of competent jurisdiction to be invalid, illegal or unenforceable under any law applicable thereto, shall be deemed deleted from this Agreement without impairing or prejudicing the validity, legality, or enforceability of the remaining provisions hereof

8.13     CHANGE OF LAW

         In the event that there shall be a change in applicable state or federal law or specifically in Medicare or Medicaid statutes, regulations, or instructions (or in the application thereof), the adoption of new legislation, judicial interpretations, or a change in any other third party payer reimbursement system, or any similar matter which, in a Party's opinion materially and adversely affects such Party's (or a Hospital's or affiliated Physician Organization's or PHO's) rights or obligations or materially changes the economic or legal relationships between the Parties as set forth in this Agreement (a "Change") a Party may request that this Agreement shall terminate upon at least thirty days prior advance written notice to the other Parties, provided that (i) the Parties will attempt in good faith to amend the provisions of this Agreement to comply with such Change so as to not materially change the economic or legal relationships between the Parties as set forth in this Agreement, (ii) such change is accompanied by any required changes to the Master Agreement, upon the consent of the Parties thereto, and (iii) any such termination cannot occur before the effective date of the Change relied upon to terminate this Agreement under this Section. If the Parties and their attorneys do not agree that the Change materially adversely affects their financial operations, and/or whether proposed changes to this Agreement can be made which address the Change in a way which does not materially and adversely affects such Party's (or a Hospitals or affiliated Physician Organization's or PHO's) rights or obligations or materially change the economic or legal relationships between the Parties as set forth in this Agreement, an arbitrator, chosen in the manner described in the ADR, shall decide such undetermined matters; provided, however, that if the ADR process has not been completed by the effective date of the Change no Party shall be required to take actions which it reasonably believes would no longer be legal following the change, subject to completion of the ADR process.

8.14     DISPUTE RESOLUTION

         If any controversy, dispute or claim ("Dispute") between the parties arises out of or relates to this Agreement, which the parties cannot settle by good faith negotiations between them, the parties agree that any of them may, upon written notice to the others, submit the Dispute to the ADR process described in this Master Agreement. The Parties shall split the cost of a mediation. This Section 8.14 is not applicable if a party believes that it will suffer irreparable harm by any delay caused by this mediation process. Except as specifically set forth in this Agreement or in the Master Agreement, in the event mediation does not resolve the Dispute within thirty (30) days, or other period mutually agreeable to the parties, the parties may pursue any and all remedies available to them at law or in equity.

8.15     THIRD PARTY BENEFICIARIES

         The parties to this Agreement intend that there be no third party beneficiaries of this Agreement other than NHN to the extent required to effectuate the terms of the Master Agreement.

8.16     ENTIRE AGREEMENT; CONFLICTS

         This Agreement, Including the Master Agreement Incorporated herein, contains the entire agreement between the parties hereto with regard to this subject matter, and no representations or agreements, oral or otherwise, between the parties not embodied herein or attached hereto shall be of any force and effect. Any additions or amendments to this Agreement subsequent hereto shall be of no force and effect unless in writing and signed by the parties hereto. In the event there is a conflict between the terms and conditions of this Agreement and the Master Agreement, the Master Agreement shall control.

8.17     EXHIBITS

         All Exhibits to this Agreement are to be considered part of this Agreement, as if Incorporated herein, and all terms, provisions and conditions stated in such Exhibits shall be binding on the parties to this Agreement.

8.18     CONFLICTS OF INTEREST STATEMENTS

         NAMM agrees to execute a standard conflict of interest statement, on an annual basis, with the first such signing occurring on the date hereof (in the form of Exhibit F attached hereto).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date and year set forth above.

                                    SWEDISH COVENANT MANAGED CARE
                                    ALLIANCE, INC.

                                    By: /s/
                                       --------------------------------

                                    Its:  Chairman of the Board
                                         ------------------------------

                                    Date:  9-24-96
                                          -----------------------------

                                    NORTH AMERICAN MEDICAL MANAGEMENT -
                                    ILLINOIS, INC.

                                    By: /s/ George E. Stevens
                                       ---------------------------------
                                        George E. Stevens

                                    Its:  President
                                         -------------------------------

                                    Date: 9-24-96
                                          ------------------------------